Exhibit 99

Investor Relations Contact

Shane O’Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL FISCAL YEAR OF FISCAL 2024

Wilmington, MA – October 23, 2024 – UniFirst Corporation (NYSE: UNF) (the “Company,” “UniFirst” or “we”) today reported results for its fourth quarter and full year ended August 31, 2024, as compared to the corresponding periods in the prior fiscal year. The fourth quarter as well as the full year included an extra week compared to the prior year.

Q4 2024 Financial Highlights

•
Consolidated revenues for the fourth quarter increased 11.9% to $639.9 million.
•
The extra week accounted for revenue growth of approximately 8.0% in the quarter.
•
Operating income was $54.0 million, an increase of 49.8%.
•
The quarterly tax rate decreased to 21.8% compared to 24.3% in the prior year.
•
Net income increased to $44.6 million, or 61.5%.
•
Diluted earnings per share increased to $2.39 from $1.47 in the prior year, or 62.6%.
•
Adjusted EBITDA increased to $95.0 million compared to $71.7 million in the prior year, or 32.5%.
•
Cash flow from operating activities increased to $295.3 million in fiscal 2024, or 36.8%.

The Company’s financial results for the fourth quarters of fiscal 2024 and 2023 included approximately $1.8 million and $6.1 million, respectively, of costs directly attributable to its customer relationship management (“CRM”) computer system and enterprise resource planning (“ERP”) projects. The Company refers to the CRM and ERP projects together as its “Key Initiatives” and does not exclude these amounts as part of its Adjusted EBITDA measure. The effect of these items on the fourth quarter of fiscal 2024 and 2023 combined to decrease:

•
Both operating income and Adjusted EBITDA by $1.8 million and $6.1 million, respectively.
•
Net income by $1.3 million and $5.0 million, respectively.
•
Diluted earnings per share by $0.07 and $0.27, respectively.

Fiscal 2024 Financial Highlights

•
Full year consolidated revenues were $2.427 billion, an increase of 8.7%.
•
The extra week accounted for revenue growth of approximately 2.0% compared to prior year.
•
Full year operating income was $183.6 million, an increase of 37.4%.
•
Net income for the year increased to $145.5 million, or 40.3%.
•
Diluted earnings per share increased to $7.77 from $5.53 in the prior year, or 40.5%.
•
Adjusted EBITDA increased to $333.3 million compared to $265.4 million in the prior year, or 25.6%.

The Company’s financial results for the full years of fiscal 2024 and 2023 included $11.8 million and $33.6 million, respectively, of costs directly attributable to its Key Initiatives. In addition, the Company incurred costs during the full year of fiscal 2023 related to the acquisition of Clean Uniform of approximately $3.0 million. The effect of these items on the full years of fiscal 2024 and 2023 combined to decrease:

•
Operating income by $11.8 million and $36.6 million, respectively.
•
Adjusted EBITDA by $11.8 million and $33.6 million, respectively.
•
Net income by $9.0 million and $28.0 million, respectively.
•
Diluted earnings per share by $0.48 and $1.49, respectively.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “I am pleased to report that we closed the year with a strong fourth quarter. We accomplished a lot as a team in fiscal 2024 that will help strengthen our company as we move forward, growing our business as well as advancing our technology and other organizational initiatives. I want to thank our nearly 16,000 Team Partners who continue to Always Deliver for each other and our customers as we strive towards our vision of being universally recognized as the best service provider in the industry.”

Q4 2024 Segment Reporting Highlights

Core Laundry Operations

•
Revenues for the quarter increased 11.7% to $564.1 million.
•
Organic growth, which excludes the effect of acquisitions, fluctuations in the Canadian dollar and the impact of the extra week, was 3.9%.
•
Operating margin increased to 8.0% from 6.0%.
•
Adjusted EBITDA margin increased to 14.9% from 12.7%.

The costs we incurred related to the Key Initiatives, discussed above, were recorded to the Core Laundry Operations' segment, and decreased both the Core Laundry Operations' operating and Adjusted EBITDA margins for the fourth quarters of fiscal 2024 and 2023 by 0.3% and 1.2%, respectively.

The segment's operating and Adjusted EBITDA margin comparisons benefited from the additional week in fiscal 2024, as well as from lower merchandise, payroll and other operating input costs as a percentage of revenues.

Specialty Garments

•
Revenues for the quarter were $46.5 million, an increase of 12.3%. After adjusting for the impact of the extra week, organic growth was 4.4% primarily due to growth in the segment's cleanroom operations and stronger results from the U.S. nuclear operations.
•
Operating margin increased to 18.5% from 16.4% a year ago, primarily due to higher profitability in the segment's nuclear operations. The nuclear operations' results can vary significantly due to seasonality and the timing of reactor outages and projects.

Balance Sheet and Capital Allocation

•
Cash, cash equivalents and Short-term investments totaled $175.1 million as of August 31, 2024.
•
The Company had no long-term debt outstanding as of August 31, 2024.
•
The Company paid dividends to shareholders of $23.3 million in fiscal 2024, an increase of 5.6% from the prior year.
•
The Company repurchased 45,556 shares of Common Stock for $7.8 million in the fourth quarter of fiscal 2024. During fiscal 2024, the Company repurchased a total of 139,556 shares of common stock for a total of $23.8 million under the program. As of August 31, 2024, the Company had $76.2 million remaining under its existing share repurchase authorization.

Financial Outlook

Mr. Sintros continued, “For fiscal 2025, we expect our revenues to be between $2.425 billion and $2.445 billion and fully diluted earnings per share to be between $6.79 and $7.19. This guidance includes an estimated $16.0 million of costs directly attributable to our Key Initiatives that we anticipate will be expensed in fiscal 2025. Please note the following regarding our guidance:

•
Fiscal 2025 has one less week compared to prior year.
•
Net income, at the midpoint of the range, is expected to be $131.0 million.
•
Consolidated Adjusted EBITDA, at the midpoint of the range, is expected to be $330.0 million.
•
Core Laundry Operations’ organic revenue growth, at the midpoint of the range, is expected to be 1.8%.
•
Core Laundry Operations’ operating and Adjusted EBITDA margins, at the midpoint of the range, are expected to be 5.9% and 13.2%, respectively.
•
The Key Initiatives are expected to decrease Core Laundry Operations’ operating and Adjusted EBITDA margins by 0.7% and EPS by $0.64.
•
The effective tax rate is assumed to be 25.0%.
•
Guidance does not include the impact of any future share buybacks or unexpected events affecting the economy generally.

Conference Call Information

UniFirst Corporation will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly and full year financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its five company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For more information, contact UniFirst at 888.296.2740 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company’s current views with respect to future events and financial performance, including projected revenues, operating margin and earnings per share. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “guidance,” “outlook,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” “strive,” “design,” “assumption,” “vision” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, uncertainties caused by an economic recession or other adverse economic conditions, including, without limitation, as a result of elevated inflation or interest rates or extraordinary events or circumstances such as geopolitical conflicts like the conflict between Russia and Ukraine and disruption in the Middle East or the COVID-19 pandemic, and their impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances such as the COVID-19 pandemic, uncertainties regarding our ability to consummate acquisitions and successfully integrate acquired businesses, and the performance of such businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the conflict between Russia and Ukraine, any loss of key management or other personnel, increased costs as a result of any changes in federal, state, international or other laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding, or adverse impacts from continued high price levels of natural gas, electricity, fuel and labor or increases in such costs, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, increased workers’ compensation claim costs, increased healthcare claim costs, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in or additional Securities and Exchange Commission (the “SEC”), New York Stock Exchange and accounting or other rules, including, without limitation, recent rules adopted by the SEC regarding climate-related and cybersecurity-related disclosures, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, the impact of foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, our ability to successfully remediate the material weakness in internal control over financial reporting disclosed in our Annual Report on Form 10-K for the year ended August 26, 2023 and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 26, 2023,

Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)	Fourteen weeks ended August 31, 2024	Thirteen weeks ended August 26, 2023	Fifty-three weeks ended August 31, 2024	Fifty-two weeks ended August 26, 2023
Revenues	$639,867	$571,890	$2,427,431	$2,233,047

Operating expenses:
Cost of revenues (1)	408,604	378,009	1,579,835	1,481,296
Selling and administrative expenses (1)	139,236	124,685	522,586	496,915
Depreciation and amortization	37,979	33,118	141,432	121,233
Total operating expenses	585,819	535,812	2,243,853	2,099,444

Operating income	54,048	36,078	183,578	133,603

Other (income) expense:
Interest income, net	(2,652)	(385)	(7,242)	(6,738)
Other (income) expense, net	(372)	(22)	1,441	1,504
Total other income, net	(3,024)	(407)	(5,801)	(5,234)

Income before income taxes	57,072	36,485	189,379	138,837
Provision for income taxes	12,437	8,854	43,905	35,163

Net income	$44,635	$27,631	$145,474	$103,674

Income per share – Basic:
Common Stock	$2.50	$1.53	$8.11	$5.77
Class B Common Stock	$2.00	$1.23	$6.49	$4.62

Income per share – Diluted:
Common Stock	$2.39	$1.47	$7.77	$5.53

Income allocated to – Basic:
Common Stock	$37,472	$23,222	$122,188	$87,104
Class B Common Stock	$7,163	$4,409	$23,286	$16,570

Income allocated to – Diluted:
Common Stock	$44,635	$27,631	$145,474	$103,674

Weighted average shares outstanding – Basic:
Common Stock	15,018	15,133	15,073	15,098
Class B Common Stock	3,590	3,590	3,590	3,590

Weighted average shares outstanding – Diluted:
Common Stock	18,683	18,790	18,724	18,762

(1)
Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 31, 2024	August 26, 2023
Assets
Current assets:
Cash and cash equivalents	$161,571	$79,443
Short-term investments	13,505	10,157
Receivables, net	278,851	279,078
Inventories	156,908	148,334
Rental merchandise in service	237,969	248,323
Prepaid taxes	14,893	20,907
Prepaid expenses and other current assets	51,979	53,876
Total current assets	915,676	840,118

Property, plant and equipment, net	801,612	756,540
Goodwill	648,850	647,900
Customer contracts and other intangible assets, net	119,999	145,618
Deferred income taxes	833	567
Operating lease right-of-use assets, net	66,682	62,565
Other assets	142,761	116,667
Total assets	$2,696,413	$2,569,975

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$92,509	$92,730
Accrued liabilities	170,240	156,408
Accrued taxes	447	352
Operating lease liabilities, current	18,241	17,739
Total current liabilities	281,437	267,229
Long-term liabilities:
Accrued liabilities	123,401	121,682
Accrued and deferred income taxes	132,496	130,084
Operating lease liabilities	50,568	47,020
Total long-term liabilities	306,465	298,786
Shareholders’ equity:
Common Stock	1,500	1,510
Class B Common Stock	359	359
Capital surplus	104,791	99,303
Retained earnings	2,025,505	1,926,549
Accumulated other comprehensive loss	(23,644)	(23,761)
Total shareholders’ equity	2,108,511	2,003,960
Total liabilities and shareholders’ equity	$2,696,413	$2,569,975

Detail of Operating Results

(Unaudited)

	Fourteen weeks ended August 31, 2024				Thirteen weeks ended August 26, 2023
	Core Laundry	Specialty	First		Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Total	Operations	Garments	Aid	Total
Revenues	$564,085	$46,499	$29,283	$639,867	$505,022	$41,421	$25,447	$571,890
Revenue Growth %	11.7%	12.3%	15.1%	11.9%

Operating Income (Loss) (1), (2)	$45,368	$8,585	$95	$54,048	$30,198	$6,805	$(925)	$36,078
Operating Margin	8.0%	18.5%	0.3%	8.4%	6.0%	16.4%	-3.6%	6.3%

Adjusted EBITDA (1), (2)	$83,913	$10,079	$1,035	$95,027	$64,003	$8,000	$(286)	$71,717
Adjusted EBITDA Margin	14.9%	21.7%	3.5%	14.9%	12.7%	19.3%	-1.1%	12.5%

(1)
The Company’s financial results for the fourth quarters of fiscal 2024 and 2023 included approximately $1.8 million and $6.1 million, respectively, of costs directly attributable to its Key Initiatives. These costs were recorded to the Core Laundry Operations.
(2)
The Key Initiatives' costs decreased both Core Laundry Operations' operating and Adjusted EBITDA margins for the fourth quarters of fiscal 2024 and 2023 by 0.3% and 1.2%, respectively.

	Fifty-three weeks ended August 31, 2024				Fifty-two weeks ended August 26, 2023
	Core Laundry	Specialty	First		Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Total	Operations	Garments	Aid	Total
Revenues	$2,138,948	$182,212	$106,271	$2,427,431	$1,961,189	$177,034	$94,824	$2,233,047
Revenue Growth %	9.1%	2.9%	12.1%	8.7%

Operating Income (Loss) (3), (4)	$143,434	$41,976	$(1,832)	$183,578	$98,666	$37,488	$(2,551)	$133,603
Operating Margin	6.7%	23.0%	-1.7%	7.6%	5.0%	21.2%	-2.7%	6.0%

Adjusted EBITDA (3), (4)	$284,570	$47,062	$1,710	$333,342	$222,800	$42,146	$466	$265,412
Adjusted EBITDA Margin	13.3%	25.8%	1.6%	13.7%	11.4%	23.8%	0.5%	11.9%

(3)
The Company's financial results for the full years of fiscal 2024 and 2023 included approximately $11.8 million and $33.6 million, respectively, of costs directly attributable to its Key Initiatives. In addition, the Company incurred costs related to the acquisition of Clean Uniform during the full year of fiscal 2023 of approximately $3.0 million, which are excluded from Adjusted EBITDA. These costs were recorded to the Core Laundry Operations.
(4)
The Key Initiatives' costs decreased both Core Laundry Operations' operating and Adjusted EBITDA margins for the full years of fiscal 2024 and 2023 by 0.6% and 1.7%, respectively. In addition, Clean Uniform acquisition costs further decreased Core Laundry Operations' operating margin for the full year of fiscal 2023 by approximately 0.2%.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Fifty-three weeks ended August 31, 2024	Fifty-two weeks ended August 26, 2023
Cash flows from operating activities:
Net income	$145,474	$103,674
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (1)	141,432	121,233
Share-based compensation	9,773	9,063
Accretion on environmental contingencies	1,264	1,036
Accretion on asset retirement obligations	976	923
Deferred income taxes	5,231	22,143
Other	1,027	1,020
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	511	(21,714)
Inventories	(8,458)	4,001
Rental merchandise in service	10,548	(20,847)
Prepaid expenses and other current assets and Other assets	(12,582)	(7,057)
Accounts payable	(4,069)	10,111
Accrued liabilities	(3,021)	(12,762)
Prepaid and accrued income taxes	7,163	4,938
Net cash provided by operating activities	295,269	215,762

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(203)	(306,193)
Capital expenditures, including capitalization of software costs	(160,417)	(171,991)
Purchases of investments	(24,581)	(117,012)
Maturities of investments	21,679	107,000
Proceeds from sale of assets	1,286	549
Net cash used in investing activities	(162,236)	(487,647)

Cash flows from financing activities:
Payment of deferred financing costs	—	(851)
Borrowings under line of credit	—	80,000
Repayments under line of credit	—	(80,000)
Proceeds from exercise of share-based awards	4	3
Taxes withheld and paid related to net share settlement of equity awards	(3,239)	(2,891)
Repurchase of Common Stock	(23,780)	—
Payment of cash dividends	(23,345)	(22,100)
Net cash used in financing activities	(50,360)	(25,839)

Effect of exchange rate changes	(545)	768

Net increase (decrease) in cash and cash equivalents	82,128	(296,956)
Cash and cash equivalents at beginning of period	79,443	376,399
Cash and cash equivalents at end of period	$161,571	$79,443

(1)
Depreciation and amortization for the full year of fiscal 2024 and 2023 included approximately $18.8 million and $14.7 million, respectively, of non-cash amortization expense recognized on acquisition-related intangible assets.

Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement the Company’s consolidated financial results in this press release, the Company also presents Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. The Company defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, further adjusted for share-based compensation expense, acquisition costs, and other items impacting the comparability of the Company’s underlying operating performance between periods. Adjusted EBITDA margin is defined as Adjusted EBITDA for a period divided by revenue for the same period.

The Company believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company and its segments to both management and investors. In addition, by excluding certain items, these non-GAAP financial measures enable management and investors to further evaluate the underlying operating performance of the Company. The Company presented EBITDA in recent periods and has presented Adjusted EBITDA in this press release because the Company believes that the further adjustments included in Adjusted EBITDA provide useful supplemental information regarding the underlying operating performance of the Company by adjusting for items that impact the comparability of the Company’s operating and financial performance.

Supplemental reconciliations of the Company’s consolidated net income on a GAAP basis to Adjusted EBITDA and Adjusted EBITDA margin, are presented in the following table. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures, which are provided below. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, and not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

The Company does not allocate its provision for income taxes to its business segments and as a result, presents it in a separate column in the following tables:

	Fourteen weeks ended August 31, 2024
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$564,085	$46,499	$29,283	$—	$639,867

Net income	$48,392	$8,585	$95	$(12,437)	$44,635
Provision for income taxes	—	—	—	12,437	12,437
Interest income, net	(2,652)	—	—	—	(2,652)
Depreciation and amortization	35,755	1,311	913	—	37,979
Share-based compensation expense	2,418	183	27	—	2,628
Adjusted EBITDA	$83,913	$10,079	$1,035	$—	$95,027
Adjusted EBITDA Margin	14.9%	21.7%	3.5%		14.9%

	Thirteen weeks ended August 26, 2023
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$505,022	$41,421	$25,447	$—	$571,890

Net income (loss)	$30,605	$6,805	$(925)	$(8,854)	$27,631
Provision for income taxes	—	—	—	8,854	8,854
Interest income, net	(385)	—	—	—	(385)
Depreciation and amortization	31,465	1,035	618	—	33,118
Share-based compensation expense	2,008	160	21	—	2,189
Acquisition costs(1)	310	—	—	—	310
Adjusted EBITDA	$64,003	$8,000	$(286)	$—	$71,717
Adjusted EBITDA Margin	12.7%	19.3%	-1.1%		12.5%

(1)
Represents costs incurred related to the acquisition of Clean Uniform. The Company completed the acquisition on March 13, 2023 during the third quarter of fiscal 2023.

	Fifty-three weeks ended August 31, 2024
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$2,138,948	$182,212	$106,271	$—	$2,427,431

Net income (loss)	$149,235	$41,976	$(1,832)	$(43,905)	$145,474
Provision for income taxes	—	—	—	43,905	43,905
Interest income, net	(7,242)	—	—	—	(7,242)
Depreciation and amortization	133,591	4,398	3,443	—	141,432
Share-based compensation expense	8,986	688	99	—	9,773
Adjusted EBITDA	$284,570	$47,062	$1,710	$—	$333,342
Adjusted EBITDA Margin	13.3%	25.8%	1.6%		13.7%

	Fifty-two weeks ended August 26, 2023
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$1,961,189	$177,034	$94,824	$—	$2,233,047

Net income (loss)	$103,900	$37,488	$(2,551)	$(35,163)	$103,674
Provision for income taxes	—	—	—	35,163	35,163
Interest income, net	(6,738)	—	—	—	(6,738)
Depreciation and amortization	114,277	4,020	2,936	—	121,233
Share-based compensation expense	8,344	638	81	—	9,063
Acquisition costs(1)	3,017	—	—	—	3,017
Adjusted EBITDA	$222,800	$42,146	$466	$—	$265,412
Adjusted EBITDA Margin	11.4%	23.8%	0.5%		11.9%
(1)
Represents costs incurred related to the acquisition of Clean Uniform. The Company completed the acquisition on March 13, 2023 during the third quarter of fiscal 2023.

Supplemental reconciliations of the Company’s fiscal 2025 financial outlook for consolidated net income on a GAAP basis to Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures, are presented in the following table. In addition, supplemental reconciliations of the fiscal 2025 financial outlook for segments’ net income on a GAAP basis to segments’ Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures, are also presented in the following table.

Investors are encouraged to review the reconciliations of the outlook for these non-GAAP measures to the outlook for their most directly comparable GAAP financial measures, which are provided below. The Company’s outlook contains forward-looking statements and information. Actual results may differ materially. See “Forward-Looking Statements Disclosure.”

	Fifty-two weeks ended August 30, 2025 (1)
			Specialty Garments,
		Core Laundry	First Aid, and
(In thousands, except percentages)	Consolidated	Operations	Other
Revenue	$2,435,000	$2,140,000	$295,000

Net income (loss)	$131,025	$136,200	$(5,175)
Provision for income taxes	43,675	—	43,675
Interest income, net	(10,500)	(10,500)	—
Depreciation and amortization	151,500	142,600	8,900
Share-based compensation expense	12,300	11,500	800
Executive transition expense(2)	2,000	2,000	—
Adjusted EBITDA	$330,000	$281,800	$48,200
Adjusted EBITDA Margin	13.6%	13.2%	16.3%

(1)
Amounts represent the midpoint of the Company’s guidance.
(2)
Primarily represent one-time costs expected to be incurred related to the hiring and on-boarding of the Company's new Chief Operating Officer, Kelly Rooney, and for the transition of Michael Croatti from his role as Executive Vice President, Operations. Details on these leadership changes can be found in the Company's Current Report on Form 8-K filed with the SEC on September 19, 2024.